Exhibit 99.1

Hayes Lemmerz Reports Results for Difficult Second Quarter; Company Expects Better Second Half and Continues Strategic Focus on International Growth and Improving Efficiency

NORTHVILLE, Mich., September 8, 2005 — Hayes Lemmerz International, Inc. (HAYZ) today reported that sales for the fiscal second quarter ended July 31, 2005 rose 9.8 percent to $584.3 million from $532.1 million for the same period last year, helped by higher international volumes, partial recovery from customers of increased steel prices and favorable foreign exchange rates. The Company reported a loss from operations for the fiscal second quarter of $47.1 million, primarily due to asset impairment charges, compared to earnings from operations of $9.6 million for the second quarter last year. For the second quarter, the Company reported a net loss of $70.3 million, or $1.85 per share, compared with a year earlier loss of $9.8 million, or 26 cents per share.

For the six months ended July 31, 2005, Hayes Lemmerz reported sales of $1.2 billion, an increase of 6.8 percent from $1.1 billion a year earlier. For the six months, the Company reported a loss from operations of $32.3 million, compared with a year earlier profit from operations of $37.8 million. The net loss for the six month period was $78.0 million, compared with a year earlier net loss of $8.7 million.

The loss from operations and net loss for the second quarter reflect asset impairment and other restructuring charges of $33.0 million, of which $30.0 million arose from an asset impairment charge related to the Company’s Cadillac, Michigan iron foundry, which makes engine manifolds, steering knuckles, and other cast components. The Company is currently evaluating its options for the facility, including the possible sale or closure of the facility.

“This was an extremely challenging quarter for us in North America. North American volumes for key platforms were lower than last year, reducing sales and profits,” said Curtis Clawson, President, CEO and Chairman of the Board of Hayes Lemmerz. “Additionally, the Company incurred a number of one-time costs associated with impairment charges and additional costs for previously announced facilities closures,” he said.

“However, we remain focused on implementing our strategic plan, which emphasizes restructuring unprofitable operations, investing in cost-efficient manufacturing technologies, and expanding capacity in low-cost countries close to our broad international customer base,” he said.

Hayes Lemmerz expects the second half of the year will show improved results compared with the first half because of recently completed expansions in aluminum wheel making capacity in plants located in the United States (Gainesville, Georgia), the Czech Republic, Brazil, Thailand, Mexico and South Africa.

The Company’s total liquidity as of July 31, 2005, was $129 million, consisting of cash, availability under its revolving credit facility, and availability under its North American accounts receivable securitization facility. To enhance liquidity, the Company entered into a capital lease agreement for certain production equipment from which it received approximately $15 million in the second quarter and expects to receive an additional $8 million in the second half. The Company is also in the process of negotiating a European receivables financing program, which is expected to increase liquidity by roughly $25 million if successfully completed, and is continuing to pursue the divestiture of its Commercial Highway Hubs and Drums business, which may improve liquidity by $10-15 million, as well as reduce debt.
The Company also revised its guidance and outlook for 2005. The Company expects total revenue to be approximately $2.3 billion to $2.4 billion (unchanged from prior guidance) and Adjusted EBITDA1 to be approximately $190 million to $205 million (revised from prior guidance of $220 million to $235 million). Free cash flow2, excluding the impact of securitization, is expected to be between negative $45 million and negative $60 million for the full year, but is expected to be positive in the second half of 2005, reflecting reduced working capital investment, lower capital expenditures, and asset sale proceeds.
Hayes Lemmerz International, Inc. (NASDAQ: HAYZ) announced that it will host a telephone conference call to discuss the Company’s fiscal year 2005 second quarter financial results today, Thursday, September 8, 2005, at 10:00 a.m. (ET). To participate by phone, please dial 10 minutes prior to the call: (800) 399-3882 from the United States and Canada; and (706) 643-7483 from outside the United States. Callers should ask to be connected to Hayes Lemmerz earnings conference call, Conference ID#8307804. The conference call will be accompanied by a slide presentation, which can be accessed that morning through the Company’s web site, in the Investor Kit presentations section at http://www.hayes-lemmerz.com/investor_kit/html/presentations.html
A replay of the call will be available from 1:00 p.m. (ET), September 8, 2005 until 11:59 p.m. (ET), September 15, 2005, by calling (800) 642-1687 (within the United States and Canada) or (706) 645-9291 (for international calls). Please refer to Conference ID#8307804. An audio replay of the call is expected to be available on the Company’s website beginning Tuesday, September 13, 2005.
Hayes Lemmerz International, Inc. is a leading global supplier of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has 40 facilities and has approximately 11,000 employees worldwide.
1Adjusted EBITDA, a measure used by management to measure operating performance, is defined as earnings from operations plus depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to exclude: (i) asset impairment losses and other restructuring charges; (ii) reorganization items; and (iii) other items. Management references these non-GAAP financial measures frequently in its decision making because they provide supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to earnings from operations as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, these presentations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Institutional investors generally look to Adjusted EBITDA in measuring performance, among other things. The Company uses Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA. The Company is disclosing these non-GAAP financial measures in order to provide transparency to investors.
2Free Cash Flow is used by management as a non-GAAP financial measure because it identifies the amount of cash available to meet principal debt amortization requirements, pay dividends to stockholders, or make corporate investments.
This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company’s expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward looking statements include the factors set forth in our periodic reports filed with the SEC. Consequently, all of the forward looking statements made in this press release are qualified by these and other factors, risks, and uncertainties.
Contact: Marika P. Diamond, Hayes Lemmerz International, Inc., 734.737.5162

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts)
Unaudited

	Three Months Ended	Three Months Ended
	July 31, 2005	July 31, 2004

Net sales	$584.3	$532.1
Cost of goods sold	544.8	482.5

Gross profit	39.5	49.6

Marketing, general, and administrative	46.9	40.1
Asset impairments and other restructuring charges	33.0	0.9
Other (income) expense, net	6.7	(1.0)

Earnings (loss) from operations	(47.1)	9.6

Interest expense, net	16.5	12.7
Other non-operating expense	0.2	0.2

Loss before taxes on income and minority interest	(63.8)	(3.3)

Income tax expense	4.0	4.9

Loss before minority interest	(67.8)	(8.2)

Minority interest	2.5	1.6

Net loss	$(70.3)	$(9.8)

Loss per common share data

Basic and diluted:

Net loss	$(1.85)	$(0.26)
Weighted average shares outstanding (in millions)	37.9	37.8

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts)
Unaudited

	Six Months Ended	Six Months Ended
	July 31, 2005	July 31, 2004

Net sales	$1,202.3	$1,126.1
Cost of goods sold	1,100.6	1,002.2

Gross profit	101.7	123.9

Marketing, general, and administrative	90.7	83.2
Asset impairments and other restructuring charges	33.8	3.3
Other (income) expense, net	9.5	(0.4)

Earnings (loss) from operations	(32.3)	37.8

Interest expense, net	31.2	22.2
Other non-operating expense	0.4	0.2
Loss on early extinguishment of debt	—	12.2

Earnings (loss) before taxes on income, minority interest, and cumulative effect of change in accounting principle	(63.9)	3.2

Income tax expense	9.0	10.7

Loss before minority interest and cumulative effect of change in accounting principle	(72.9)	(7.5)
Minority interest	5.1	3.8

Loss before cumulative effect of change in accounting principle	(78.0)	(11.3)

Cumulative effect of change in accounting principle,	—	(2.6)
net of tax of $0.8

Net loss	$(78.0)	$(8.7)

Loss per common share data

Basic and diluted:
Loss before cumulative effect of change in accounting principle	$(2.06)	$(0.30)
Cumulative effect of change in accounting principle, net of tax of $0.8	—	(0.07)

Net loss	$(2.06)	$(0.23)

Weighted average shares outstanding (in millions)	37.9	37.3

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
Unaudited

	July 31, 2005	January 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$38.5	$35.2
Receivables	271.3	241.4
Other Receivables	79.8	77.0
Inventories	221.2	212.6
Prepaid expenses and other current assets	29.2	29.3

Total current assets	640.0	595.5

Property, plant, and equipment, net	926.9	1,000.3
Goodwill	385.4	417.9
Intangible assets, net	215.1	233.3
Other assets	60.1	55.0

Total assets	$2,227.5	$2,302.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowings and other notes	$0.5	$0.6
Current portion of long-term debt	7.7	10.5
Accounts payable and accrued liabilities	405.4	405.3

Total current liabilities	413.6	416.4

Long-term debt, net of current portion	721.1	631.1
Pension and other long-term liabilities	484.3	507.7
Series A warrants and Series B warrants	0.3	0.5
Redeemable preferred stock of subsidiary	11.7	11.3
Minority interest	33.5	33.7
Stockholders’ equity	563.0	701.3

Total liabilities and stockholders’ equity	$2,227.5	$2,302.0

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(Dollars in millions)
Unaudited

	Six Months Ended	Six Months Ended
	July 31, 2005	July 31, 2004
Cash flows from operating activities:
Net loss	$(78.0)	$(8.7)
Adjustments to reconcile net loss to net cash provided by operations:
Depreciation and amortization	91.0	86.0
Amortization of deferred financing fees and accretion of discount	3.8	1.9
Interest income resulting from fair value adjustment of Series A Warrants and Series B Warrants	(0.2)	(5.2)
Change in deferred income taxes	(11.9)	(1.9)
Asset impairments	30.8	—
Minority interest	5.1	3.8
Subsidiary preferred stock dividends accrued	0.4	0.4
Equity compensation expense	2.9	3.2
Loss on early extinguishment of debt	—	12.2
(Gain) loss on disposal of assets and businesses	3.4	(0.3)
Changes in operating assets and liabilities that increase (decrease) cash flows:
Receivables	(41.4)	(5.2)
Other receivables	(2.8)	—
Inventories	(15.1)	(12.5)
Prepaid expenses and other	(8.6)	(1.9)
Accounts payable and accrued liabilities	3.0	(5.9)
Payments related to Chapter 11 filings	—	(1.1)

Cash provided by (used for) operating activities	$(17.6)	$64.8

Cash flows from investing activities:
Purchase of property, plant, equipment, and tooling	(68.1)	(72.0)
Proceeds from sale of assets	(0.1)	1.9

Cash used for investing activities	(68.2)	(70.1)

Cash flows from financing activities:
Changes in bank borrowings and credit facilities	(0.1)	0.6
Net proceeds from issuance of common stock	—	117.0
Redemption of Senior Notes, net of discount and related fees	—	(96.7)
Repayment of Term Loan B, net of related fees	(72.7)	(16.0)
Borrowings from Term Loan C	150.0	—
Repayment of long-term debt	12.3	(5.4)
Repayment of notes payable issued in connection with purchases of businesses	—	(13.1)

Cash provided by (used for) financing activities	89.5	(13.6)

Effect of exchange rate changes on cash and cash equivalents	(0.4)	(0.8)

Increase (decrease) in cash and cash equivalents	3.3	(19.7)
Adjustment for the elimination of the one month lag	—	1.4
Cash and cash equivalents at beginning of period	35.2	48.5

Cash and cash equivalents at end of period	$38.5	$30.2